Exhibit 3.9

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION INTO
FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of each constituent corporation is GlyEco, Inc., a Nevada corporation, and Environmental Credits, Ltd., a Delaware corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.

THIRD: The name of the surviving corporation is GlyEco, Inc., a Nevada corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on November 21, 2011.

SIXTH: The Agreement of Merger is on file at GlyEco, Inc. c/o Global Recycling Technologies, Ltd., 4802 East Ray Road, Suite 23-196, Phoenix, AZ 85044, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHT: The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at GlyEco, Inc. c/o Global Recycling Technologies, Ltd., 4802 East Ray Road, Suite 23-196, Phoenix, AZ 85044.
IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 31st day of October 2011.

By: /s/ RALPH M. AMATO
Name: Ralph M. Amato
Title: Chief Executive Officer, President and Chairman